Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports Third Quarter Results

SAN JOSE, Oct. 14, 2005 – Knight Ridder earned $3.56 per diluted share for the third quarter, up $2.57, or 259.6%, from $0.99 in the third quarter of 2004. Net income of $253.2 million was up 229.3%. Included in these results are $207.9 million, or $2.92 per diluted share, from gains on the sale of our interest in Detroit Newspapers, the Detroit Free Press and the Tallahassee Democrat and $0.02 per diluted share as a result of classifying these entities as discontinued operations.

On July 31, we sold the Detroit Free Press and our 50% interest in Detroit Newspapers for cash. On Aug. 29, we acquired The (Boise) Idaho Statesman, The (Olympia, Wash.) Olympian and The Bellingham (Wash.) Herald in exchange for the Tallahassee (Fla.) Democrat and cash. Accordingly, results from Detroit for one month of the quarter and results from Tallahassee for two months are included as discontinued operations. Results from the acquired newspapers are included for September only.

Earnings per diluted share from continuing operations were $0.61, including severance costs of $0.08 per diluted share for work force reductions in Philadelphia and San Jose and $0.02 per diluted share from the favorable resolution of prior years’ tax issues. This compares to $0.93 from last year’s continuing operations, which included $0.11 from the favorable resolution of prior years’ tax issues. These results are slightly better than previous guidance.

Total advertising revenue for the quarter was $571.5 million, up $16.8 million, or 3.0%, from $554.8 million in the third quarter of last year. Without the acquired newspapers, total advertising revenue would have been $565.0 million, up 1.8% from the third quarter in the prior year.

Total operating revenue was $723.8 million, up $15.9 million, or 2.2%. Without the acquired newspapers, total operating revenue would have been $715.6 million, up 1.1% from the third quarter in the prior year.

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “While the fundamentals of this quarter were disappointing, we took important steps to position our company for a strong future in both print and online publishing, and our accomplishments were significant. We acquired three newspapers with solid business records and prospects in markets that are growing, and we exited the joint operating arrangement we had with Gannett in Detroit.

“At the corporate level, we completed a $400 million debt offering, and we announced our intention to repurchase an additional 10 million shares of Knight Ridder stock over the course of the next six to nine months. We announced in September staff reductions in two of our largest newspaper operations. At the same time, we are expanding our online operations and targeted publications.

“When you strip away the complexities associated with our asset sales and acquisitions, the story of the quarter is relatively simple: Excluding the acquired newspapers, total operating revenue was up 1.1% and costs – in a stark aberration from our normal pattern – were up 7.0% (or 5.5% if you exclude severance costs of $8.6 million). That level of cost increase will not be repeated in the fourth quarter.

“The primary components of the cost increases, excluding the acquired newspapers, were benefit expense, newsprint and certain promotion and volume-related expenses associated with revenue growth.

“Labor and employee benefits, without severance, were up 4.9%, but within that, a combination of pension expense and health insurance accounted for two-thirds of the increase. While pension expense is an ongoing issue, health and welfare reflects the cycling of a one-time credit from last year. Wages and salaries were up just 2.2% with FTEs virtually flat. And I say that with the important proviso that we continue to add people where they can contribute to growth: in core newspaper sales, in online and in targeted publishing.

“Newsprint, ink and supplements, up 7.2%, includes a 10.8% increase in the cost per ton of newsprint, a 3.8% drop in consumption, and a 22.3% rise in supplements (primarily associated with our targeted publications effort). Other operating costs were up 6.5%. Nearly two-thirds of it was driven by promotion and other revenue-generating expenses. In Biloxi, the impact of Hurricane Katrina on the quarter was negative by about $400,000, which is approximately the extent of our deductible.

“In the fourth quarter, excluding the acquired newspapers, we expect year-over-year cost increases to be up about 1% with depreciation playing a major role. We will begin depreciating a portion of our new plant in Kansas City in the fourth quarter. We expect other operating expenses to be below last year.

“Turning to revenue, retail and classified advertising were the softest we have seen all year – up 1.0% and up 3.2%, respectively. National advertising was up 0.7%. We were encouraged that September ad revenues were better than August, which was one of the softest months of the year.

“Trend lines in the major revenue categories were much as they have been all year. Declines in department stores, home electronics and grocery negatively impacted retail. In national, technology and entertainment were particularly soft. Classified for the quarter was strong in employment (driven by our online services) – and real estate, but once again, very soft in auto.

“Our digital operations continue to expand exponentially. For the quarter, excluding the acquired newspapers, online ad revenue was up 51.8%; for the year to date it is up 53.6%. Likewise, our weeklies, free dailies, shoppers and targeted print publications, in the aggregate, continue to show revenue increases in the double digits.

“Interest expense was up, reflecting both higher rates and increased borrowing. Losses from equity investments decreased, reflecting improvement in the returns from our investments in two newsprint mills, CareerBuilder and the Seattle Times Co.

“As a part of our share repurchase program, we said that half of the repurchase, or 5 million shares, would be accomplished through an accelerated share buyback (ASB). This approach has the effect of removing the shares from the company’s books on the day the transaction takes place at a cost per share that ultimately approximates the average stock price for the period during which repurchases take place. We expect that the bulk of these repurchases will be made by year end.

“During the quarter, we reduced the shares outstanding by approximately 6.5 million, including the ASB, bringing to 9.5 million the total reduction in shares outstanding this year. At quarter’s end, there were approximately 67.5 million shares outstanding. We will expect to make continued aggressive share repurchases during the fourth quarter.”

Comment on Operations

Steve Rossi, Knight Ridder senior vice president and chief financial officer, said, “For the quarter, total advertising revenue was up 3.0%. Retail was up 2.2%. National was up 0.9%. Classified was up 4.8%. Employment advertising was up 16.1%; real estate was up 9.8%; auto was down 10.0%. Excluding the acquired newspapers, employment was up 14.7%; real estate was up 8.6%; auto was down 10.8%.

“Year to date, total ad revenue is up 2.7%. Retail is up 2.4%. National is down 0.4%. Classified is up 4.5%. Employment is up 15.4%. Real estate is up 8.1%. Auto is down 7.6%. Year to date, excluding the acquired newspapers, total ad revenue is up 2.4%. Retail is up 2.0%. National is down 0.5%. Classified is up 3.9%. Employment is up 14.9%. Real estate is up 7.7%. Auto is down 7.9%.

“Total ad revenue was up 2.1% in July, 1.2% in August, and excluding the acquired newspapers, 2.2% in September.

“For the quarter, St. Paul showed the greatest ad revenue increase, up 8.1%. San Jose and Contra Costa followed, each with an increase of 6.6%. Miami was up 5.2% and Charlotte was up 3.0%. Philadelphia was down 4.8% and Kansas City was down 2.9%. Fort Worth was flat.

“Retail was strongest in San Jose and St. Paul, up 21.4% and 7.3%, respectively. It was up 5.3% in Charlotte, 3.9% in Contra Costa and 2.0% in Fort Worth. Philadelphia, Miami and Kansas City were down 5.5%, 4.6% and 4.2%, respectively. For the quarter, general merchandise, home furnishings, drug stores, home improvement and office supplies all showed increases.

“National advertising for the quarter was up 16.9% in Contra Costa, 10.3% in Charlotte, 8.9% in St. Paul, 5.8% in San Jose, 3.2% in Fort Worth and 2.4% in Miami. It was down 10.0% in Kansas City and 9.9% in Philadelphia. Overall, modest increases in financial, pharmaceuticals and preprints were offset by declines in technology, telecommunications, airlines, entertainment and auto.

“Classified performed much as it has all year. Employment and real estate were strong pretty much across the board; auto was uniformly disappointing. Employment in the large markets was up 11.9%; in the mid-sized and smaller markets, it was up 24.5%. Real estate was up 6.8% in the larger markets; it was up 10.4% in the mid-sized and smaller markets. Auto was down low double digits in both.

“Circulation revenue, excluding the acquired newspapers, was down 2.3% for the quarter (and down 3.0% for the year to date).

“Total debt at quarter’s end was $2.0 billion, up approximately $.5 billion from year end 2004. The effective tax rate from continuing operations for the quarter was 36.4%.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is one of the nation’s leading providers of news, information and advertising, in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. It has Web sites in all of its markets and a variety of investments in Internet and technology companies. It publishes a growing portfolio of targeted publications and maintains investments in two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended		Three Quarters Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
OPERATING REVENUE
Advertising
Retail	$253,315	$247,855	$768,461	$750,325
National	87,493	86,678	275,707	276,830
Classified	230,733	220,256	681,316	652,244

Total	571,541	554,789	1,725,484	1,679,399
Circulation	130,300	131,699	392,980	403,405
Other	22,000	21,479	65,667	63,038

Total Operating Revenue	723,841	707,967	2,184,131	2,145,842

OPERATING COSTS
Labor and employee benefits	312,090	286,283	917,905	886,517
Newsprint, ink and supplements	101,875	94,257	302,167	285,995
Other operating costs	189,820	177,222	554,051	525,907
Depreciation and amortization	23,806	23,731	71,148	75,652

Total Operating Costs	627,591	581,493	1,845,271	1,774,071

OPERATING INCOME	96,250	126,474	338,860	371,771

OTHER EXPENSE
Interest expense	(25,621)	(12,619)	(67,399)	(40,097)
Interest income	85	52	184	143
Interest expense capitalized	1,552	1,384	5,067	3,500

Interest expense, net	(23,984)	(11,183)	(62,148)	(36,454)
Equity in losses, net of earnings of unconsolidated companies and joint ventures	(2,274)	(5,936)	(14,974)	(21,010)
Minority interest in earnings of consolidated subsidiaries	(1,738)	(2,198)	(5,759)	(6,682)
Other, net	378	(135)	927	(902)

Total Other Expense	(27,618)	(19,452)	(81,954)	(65,048)

Income before income taxes	68,632	107,022	256,906	306,723
Income taxes	24,995	34,774	85,259	105,030

Income from Continuing Operations	43,637	72,248	171,647	201,693
Gain on sale of discontinued Detroit and Tallahassee operations, net of income taxes	207,850	—	207,850	—
Income from discontinued Detroit and Tallahassee operations, net of income taxes	1,710	4,631	8,595	17,386

Net Income	$253,197	$76,879	$388,092	$219,079

Earnings Per Share
Basic:
Income from continuing operations	$0.62	$0.94	$2.34	$2.58
Net gain on sale of discontinued Detroit and Tallahassee operations	2.94	—	2.83	—
Income from discontinued Detroit and Tallahassee operations, net	0.02	0.06	0.12	0.22

Net Income	$3.58	$1.00	$5.28	$2.80

Diluted:
Income from continuing operations	$0.61	$0.93	$2.32	$2.54
Net gain on sale of discontinued Detroit and Tallahassee operations	2.92	—	2.81	—
Income from discontinued Detroit and Tallahassee operations, net	0.02	0.06	0.12	0.22

Net Income	$3.56	$0.99	$5.25	$2.76

AVERAGE SHARES OUTSTANDING (000s)
Basic	70,684	77,258	73,437	78,253
Diluted	71,080	77,936	73,963	79,354

Knight Ridder Consolidated

Consolidated Income Statement

(In 000s, except Share Data)

	Quarter 1, 2004	Quarter 2, 2004	Quarter 3, 2004	Quarter 4, 2004	Year 2004	Quarter 1, 2005	Quarter 2, 2005	Quarter 3, 2005	Three Quarters ended September 25, 2005
OPERATING REVENUE -
Advertising
Retail	$238,468	$264,002	$247,855	$321,494	$1,071,819	$245,462	$269,684	$253,315	$768,461
National	93,333	96,819	86,678	113,982	390,812	95,059	93,155	87,493	275,707
Classified	208,900	223,088	220,256	204,208	856,452	217,558	233,025	230,733	681,316
Total	540,701	583,909	554,789	639,685	2,319,084	558,079	595,864	571,541	1,725,484
Circulation	137,236	134,470	131,699	132,664	536,069	132,270	130,410	130,300	392,980
Other Revenue	20,523	21,036	21,479	23,123	86,161	21,426	22,241	22,000	65,667

Total Operating Revenue	698,460	739,415	707,967	795,472	2,941,314	711,775	748,515	723,841	2,184,131

OPERATING COSTS -
Labor & Employee Benefits	302,531	297,703	286,283	307,397	1,193,914	307,090	298,725	312,090	917,905
Newsprint, Ink & Supplements	93,884	97,854	94,257	105,903	391,898	96,393	103,899	101,875	302,167
Other Operating Costs	171,857	176,828	177,222	189,481	715,388	179,529	184,702	189,820	554,051
Depreciation & Amortization	26,083	25,838	23,731	24,127	99,779	23,660	23,682	23,806	71,148

Total Operating Costs	594,355	598,223	581,493	626,908	2,400,979	606,672	611,008	627,591	1,845,271

OPERATING PROFIT	104,105	141,192	126,474	168,564	540,335	105,103	137,507	96,250	338,860

OTHER INCOME (EXPENSE)
Interest Expense	(14,196)	(13,282)	(12,619)	(14,500)	(54,597)	(18,889)	(22,889)	(25,621)	(67,399)
Capitalized interest exp	974	1,142	1,384	1,246	4,746	1,679	1,836	1,552	5,067
Interest Income	53	38	52	87	230	43	56	85	184

Interest Expense, Net	(13,169)	(12,102)	(11,183)	(13,167)	(49,621)	(17,167)	(20,997)	(23,984)	(62,148)

Losses from Equity Investment	(8,067)	(7,007)	(5,936)	(2,873)	(23,883)	(9,132)	(3,568)	(2,274)	(14,974)
Minority Interest Expense	(1,912)	(2,572)	(2,198)	(3,229)	(9,911)	(1,710)	(2,311)	(1,738)	(5,759)
Other, net	(239)	(528)	(135)	370	(533)	632	(83)	378	927

Pretax Income	80,718	118,983	107,022	149,665	456,388	77,726	110,548	68,632	256,906
Income Taxes	29,051	41,205	34,774	52,687	157,717	20,648	39,616	24,995	85,259

Net Income from Cont Ops	51,667	77,778	72,248	96,978	298,671	57,078	70,932	43,637	171,647

Discontinued operations	4,270	8,485	4,631	10,186	27,572	3,421	3,464	209,560	216,445

Net Income after disc ops	$55,937	$86,263	$76,879	$107,164	$326,243	$60,499	$74,396	$253,197	$388,092

Diluted:
Shares (in 000’s)	80,338	79,789	77,936	77,737	78,950	76,279	74,530	71,080	73,963

EPS
GAAP - as reported	$0.70	$1.08	$0.99	$1.38	$4.13	$0.79	$1.00	$3.56	$5.25
Discontinued operations	0.05	0.11	0.06	0.13	0.35	0.05	0.05	0.02	0.12
Gain on sale of Detroit								1.60	1.54
Gain on sale of Tallahassee								1.32	1.27

EPS from continuing operations	0.64	0.97	0.93	1.25	3.78	0.75	0.95	0.61	2.32

One-time items
Settlement of prior years’ tax issues	0.00	0.06	0.11	0.09	0.26	0.10	0.03	0.02	0.16
Severance								(0.08)	(0.09)

Adjusted EPS	$0.64	$0.91	$0.81	$1.16	$3.52	$0.65	$0.92	$0.67	$2.25